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                                                                    EXHIBIT 99.1

[BNSF LOGO]                                                        NEWS

                                                           FOR IMMEDIATE RELEASE

Contact: Richard A. Russack (BNSF)
         (817) 867-6425

     BNSF Strongly Recommends Shareholders Not Accept Mini-Tender Offer

     FORT WORTH, Texas, February 22, 2002 -- Burlington Northern Santa Fe Corporation (NYSE: BNI; BNSF) today said that it strongly recommends that shareholders not accept an unsolicited, below-market mini-tender offer for up to
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12.5 million shares, or approximately 3.25 percent of BNSF's outstanding common stock, by TRC Capital Corporation (TRC), an Ontario, Canada-based firm.

     The mini-tender offer is for a below-market price of $26.15 per share in cash, an amount that is 5.0 percent less than BNSF's closing price on February 13, 2002, the day before the date of TRC's tender offer materials, and is 5.1 percent less than BNSF's closing price today of $27.55.

     TRC recently has made a number of similar unsolicited mini-tender offers for stock of other companies who also have recommended to their shareholders that they reject the tender offer.

     The U.S. Securities and Exchange Commission (SEC) has issued an investor alert regarding mini-tender offers, which can be found on the SEC website at www.sec.gov/investor/pubs/minitend.htm). The SEC has said that mini-tender
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offers "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below-market prices."

     Mini-tender offers are also the subject of an investor alert ("Mini-Tender Offers - Watch Out For Mini-Tender Offers at Below Market Price") and a staff notice issued by the Canadian Securities Administration (see www.osc.gov.on.ca/en/About/Regulation/Rulemaking/Notices/csanotices/
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61-301csan.html).
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     Because mini-tender offers involve an offer to purchase less than five percent of a company's securities, the person making the mini-tender offer is not required to file the offering documents with the SEC. Shareholders who are considering tendering their shares are urged to carefully read the full offering materials and to consult their financial advisor or a reputable broker before making any decision.

     Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF operates one of the largest railroad networks in the United States, with 33,000 route miles covering 28 states and two Canadian provinces.

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  Editor's note: This news release can be found on BNSF's Web site at bnsf.com